NICHOLAS-APPLEGATE CONVERTIBLE & INCOME FUND II

AMENDMENT NO. 1 TO

THE SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Nicholas-Applegate Convertible & Income Fund II (the “Trust”), hereby amend the Trust’s Second Amended and Restated Agreement and Declaration of Trust dated July 16, 2003 (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1. The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “AGIC Convertible & Income Fund II” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

The foregoing amendment shall be effective as of August 25, 2010 and will be filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 23rd day of June, 2010.

/s/ Paul Belica	/s/ James A. Jacobson
Paul Belica	James A. Jacobson

/s/ Hans W. Kertess	/s/ John C. Maney
Hans W. Kertess	John C. Maney

/s/ William B. Ogden, IV	/s/ Alan Rappaport
William B. Ogden, IV	Alan Rappaport

/s/ R. Peter Sullivan III
R. Peter Sullivan III